                                                                      Exhibit 20
                                                                      __________


     JCPENNEY NEWS RELEASE



     JCPENNEY COMPLETES ACQUISITION
     OF GENOVESE DRUG STORES, INC.

          PLANO, TX, March 1, 1999 - J. C. Penney Company, Inc. (JCP/NYSE)

     announced at today's Special Meeting of Stockholders of Genovese Drug

     Stores, Inc., that Genovese's stockholders approved the merger of Genovese with Legacy Acquisition Corp., a wholly owned subsidiary of JCPenney.  This approval represents the completion of JCPenney's acquisition of Genovese.

     As a result of the merger, Genovese stockholders will receive 0.6709 of a share of JCPenney common stock for each share of Genovese common stock held prior to the merger.





     Contact:     Public Relations          Investor Relations
                  ________________          __________________
                  Duncan Muir               Wyn Watkins          Eli Akresh
                  972-431-1329              (972) 431-1972       (972) 431-2207

     Public Relations   J. C. Penney Company, Inc., 6501 Legacy Drive, Plano,
     Texas  75024